Exhibit 99.1

February 20, 2015	FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642
Cabot Oil & Gas Corporation Announces Fourth Quarter and Full-Year 2014 Financial and Operating Results, Provides Updated 2015 Capital Budget and Production Guidance
HOUSTON, February 20, 2015/PRNewswire/ -- Cabot Oil & Gas Corporation (NYSE: COG) today reported financial and operating results for the fourth quarter and full-year ended December 31, 2014. Highlights for the full-year include:

•
Record production of 531.8 billion cubic feet equivalent (Bcfe), an increase of 29 percent over 2013 as reported and an increase of 32 percent pro forma for the sale of Mid-Continent and West Texas assets in 2013

•
Record liquids production (crude oil/condensate/natural gas liquids) of 4.0 million barrels (Mmbbls), an increase of 23 percent as reported and an increase of 55 percent pro forma for the sale of Mid-Continent and West Texas assets in 2013

•	Record net income excluding selected items of $404.6 million (an increase of 36 percent over 2013) and reported net income of $104.5 million

•	Record cash flow from operations of $1.2 billion, an increase of 21 percent over 2013

•	Total unit costs (including financing) of $2.56 per thousand cubic feet equivalent (Mcfe), a 16 percent improvement over 2013

•	$139 million of share repurchases throughout the year, reducing shares outstanding by 4.3 million shares

•	Strong balance sheet and financial position with $1.3 billion of available borrowing capacity under its revolving credit facility at year-end
"2014 was another exemplary year for Cabot Oil & Gas as the Company once again generated strong growth in production, reserves, earnings and cash flows amid a weakening commodity price backdrop,” stated Dan O. Dinges, Chairman, President and Chief Executive Officer. “Our continued focus on optimizing well performance and reducing costs through operating efficiencies allowed Cabot to generate strong results in 2014 despite a year-over-year decrease in realized prices.” Dinges added, “We fully expect to see continued operational improvements and cost savings in 2015, helping to further mitigate the impact of this lower commodity price environment.”

Full-Year 2014 Financial Results
Equivalent production was 531.8 Bcfe in 2014, consisting of 508.0 billion cubic feet (Bcf) of natural gas and 4.0 Mmbbls of liquids production. These figures represent increases of 29 percent, 29 percent, and 23 percent, respectively, compared to 2013.
Net income was $104.5 million in 2014, or $0.25 per share, compared to $279.8 million, or $0.67 per share, in 2013. Net income for the full-year 2014 included the impact of a non-cash, after-tax charge of $486.7 million associated with the impairment of certain non-core fields, primarily in East Texas, due to a significant decline in commodity prices and management’s decision not to pursue further activity in these areas in light of the current price environment. Excluding the effect of this impairment and other selected items (detailed in the table below), net income was $404.6 million, or $0.97 per share, in 2014, compared to $298.1 million, or $0.71 per share, in 2013.
Cash flow from operations in 2014 was $1.2 billion, compared to $1.0 billion in 2013. Discretionary cash flow was $1.3 billion in 2014, compared to $1.1 billion in 2013. Higher equivalent production drove the year's overall improvement, partially offset by lower realized natural gas and crude oil prices and increased absolute operating expenses associated with higher production.
Natural gas price realizations, including the impact of derivatives, were $3.28 per thousand cubic feet (Mcf) in 2014, down 8 percent compared to 2013. Oil price realizations, including the impact of derivatives, were $88.50 per barrel (Bbl), down 12 percent compared to 2013.
Total per unit costs (including financing) decreased to $2.56 per Mcfe in 2014, an improvement of 16 percent from $3.03 per Mcfe in 2013. All operating expense categories decreased on a per unit basis relative to the prior year except for transportation and gathering expense, which increased primarily as a result of slightly higher transportation rates and the commencement of various transportation and gathering agreements in the Marcellus Shale; and exploration expense, which increased primarily as a result of higher exploratory dry hole costs.
Fourth Quarter 2014 Financial Results
Equivalent production in the fourth quarter of 2014 was 151.9 Bcfe, consisting of 143.8 Bcf of natural gas and 1.4 Mmbbls of liquids. These figures represent increases of 25 percent, 23 percent, and 56 percent, respectively, compared to the fourth quarter of 2013.
Net loss in the fourth quarter of 2014 was ($221.8) million, or ($0.54) per share, compared to net income of $77.9 million, or $0.19 per share, in the fourth quarter of 2013. Excluding the effect of the impairment and other selected items (detailed in the table below), net income was $95.3 million, or $0.23 per share, in the fourth quarter of 2014, compared to $74.4 million, or $0.18 per share, in the fourth quarter of 2013.
Cash flow from operations in the fourth quarter of 2014 was $293.2 million, compared to $257.9 million in the fourth quarter of 2013. Discretionary cash flow in the fourth quarter of 2014 was $324.2 million, compared to $284.5 million in the fourth quarter of 2013.
Natural gas price realizations, including the impact of derivatives, were $2.96 per Mcf in the fourth quarter of 2014, down 14 percent compared to the fourth quarter of 2013. Oil price realizations, including the impact of derivatives, were $72.35 per Bbl, down 24 percent compared to the fourth quarter of 2013.

Total per unit costs (including financing) decreased to $2.47 per Mcfe in the fourth quarter of 2014, a 13 percent improvement compared to $2.83 per Mcfe in the fourth quarter of 2013.
Year-End 2014 Financial Position and Liquidity
As of December 31, 2014, the Company's total debt was $1.8 billion. Total lender commitments under the Company’s revolving credit facility are $1.4 billion, with $1.3 billion of available borrowing capacity under the facility at December 31, 2014.
Operations Update and 2015 Outlook
Marcellus Shale
Cabot’s net production in the Marcellus Shale during the fourth quarter of 2014 was 1,491 million cubic feet (Mmcf) per day, an increase of 27 percent over the prior year’s comparable quarter and a 15 percent increase sequentially from the third quarter of 2014. “Cabot’s impressive sequential growth from our Marcellus Shale asset in the fourth quarter of 2014 has resulted in strong production volumes to date in the first quarter of 2015,” commented Dinges. The Company’s growth has been driven by its superior well performance in the Marcellus, recently highlighted in data released by the Pennsylvania Department of Environmental Protection showing that Cabot had the top 16 performing wells in the state by cumulative production for the last six months of 2014. “However, in light of weaker than anticipated price realizations this winter and expectations for this price environment to persist throughout the year, we are taking a more measured approach to our production levels in 2015 with a focus on maximizing price realizations and returns while at the same time managing growth.” Dinges added, “As a result, our plan is to reduce our originally budgeted level of activity; however, given the low-capital intensity of our operations in the Marcellus Shale, we can remain flexible to accelerate our pace of operations if market conditions and new takeaway capacity warrant.”
Cabot is currently operating five rigs in the Marcellus Shale, with plans to decrease to three rigs by the end of the second quarter. The Company plans to drill approximately 70 wells in the Marcellus Shale and place 65 to 70 wells on production during the year, while exiting 2015 with approximately 45 wells either waiting on pipeline or waiting on completion. The average drilling and completion cost for Cabot’s 2015 program is expected to range between $6.0 million and $6.5 million per well for an average lateral length of 5,300 feet and reflects the impact of recent operating efficiency gains and recently negotiated reductions in service costs.
Eagle Ford Shale
Cabot’s net production in the Eagle Ford Shale during the fourth quarter of 2014 was 14,829 barrels of oil equivalent (Boe) per day, an increase of 100 percent over the prior year’s comparable quarter. This included 14,245 Bbls of liquids per day, an increase of 95 percent over the prior year’s comparable quarter. “Our Eagle Ford Shale oil production for the fourth quarter increased 46 percent sequentially over the third quarter, driven by strong performance from the 20 wells that were placed-on-production during the quarter. Four of these wells were down-spaced to 300 feet between laterals and have generated over 210,000 barrels of combined cumulative oil production in their first 60 days on production,” explained Dinges. “Additionally, we recently placed four wells on production that were drilled on our newly acquired leasehold and the results have confirmed the quality of the acreage and the comparability to our previously held Buckhorn position.”
Cabot is currently operating three rigs in the Eagle Ford Shale, with plans to decrease to one rig by the end of the second quarter. The Company plans to drill approximately 45 wells in the Eagle Ford Shale and place 40 to 45 wells on production during the year, while exiting 2015 with approximately 20 wells waiting on completion. The average drilling and completion cost for Cabot’s 2015 program is expected to range between $6.0 million and $6.5 million per well for an average lateral length of 7,700 feet and reflects the impact of recent operating efficiency gains and recently negotiated reductions in service costs. “Similar to our updated operating program in the Marcellus, while we are decreasing our planned level of activity in the Eagle Ford in response to lower commodity prices, we will remain flexible throughout the year and will consider increasing our level of activity if we see a sustained recovery in oil prices sooner than we are currently forecasting,” noted Dinges.
2015 Capital Budget and Production Guidance Update
In response to the decline in both crude oil and natural gas prices since Cabot released its initial 2015 budget in October 2014, the Company has adjusted its 2015 operating plan to realign its capital budget with anticipated operating cash flows. Based on budgeted price realizations (including the impact of hedges) of $2.45 per Mcf for natural gas and $55.00 per Bbl for crude oil, Cabot’s updated 2015 capital budget is $900 million (excluding approximately $70 million of contributions to our equity investments in Constitution Pipeline and Central Penn Line). Approximately 80 percent of the 2015 budget is focused on drilling and completion activities, with 60 percent allocated to the Marcellus Shale and 40 percent allocated to the Eagle Ford Shale. As a result of the significant decrease in capital spending, Cabot has adjusted its 2015 production growth guidance range to 10 percent to 18 percent, including 50 percent to 60 percent growth in liquids production. The updated production guidance range assumes a modest level of operational and price-related curtailments in the Marcellus at certain points during the year.
“While Cabot is well-positioned to navigate through this commodity cycle due to our high-quality asset base and our strong financial position, we are not immune to the current market conditions and have adjusted our 2015 program accordingly to focus on managing the balance sheet, preserving capital and maximizing returns,” said Dinges. “With this revised plan we expect to deliver double-digit growth, maintain our operating efficiencies and meet our near-term drilling obligations, all while preserving the flexibility to call audibles throughout the year as we see fit.” Dinges added, “We are currently modeling another year of growth in 2016; however, the level of growth will ultimately depend on how 2015 progresses.”
2015 Hedging Summary
The Company has 157.5 Bcf of natural gas production hedged for 2015, representing approximately 28 percent of Cabot’s 2015 natural gas production at the mid-point of its guidance range. Natural gas swaps account for 86.6 Bcf of the hedged volumes at a weighted average price of $3.95 per Mcf. Natural gas collars account for 70.9 Bcf of the hedged volumes with a weighted average floor of $3.87 per Mcf and a weighted average ceiling of $4.35 per Mcf.

Conference Call
A conference call is scheduled for Friday, February 20, 2015, at 9:30 a.m. Eastern Time to discuss fourth quarter and full-year 2014 financial and operating results. To access the live audio webcast, please visit the Investor Relations section of the Company's website at www.cabotog.com. A replay of the call will also be available on the Company's website. The latest financial guidance, including the Company's hedge positions, is also available in the Investor Relations section of the Company's website.

Cabot Oil & Gas Corporation, headquartered in Houston, Texas, is a leading independent natural gas producer with its entire resource base located in the continental United States. For additional information, visit the Company's website at www.cabotog.com.
The statements regarding future financial performance and results and the other statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, market factors, the market price (including regional basis differentials) of natural gas and oil, results of future drilling and marketing activity, future production and costs, and other factors detailed in the Company's Securities and Exchange Commission filings.
FOR MORE INFORMATION CONTACT
Matt Kerin (281) 589-4642

OPERATING DATA

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
PRODUCED NATURAL GAS (Bcf) & LIQUIDS (Mbbl)
Natural Gas
Appalachia	141.0	111.8	495.6	372.9
Other	2.8	4.9	12.4	21.3
Total	143.8	116.7	508.0	394.2

Crude/Condensate/NGL	1,354	869	3,961	3,221

Equivalent Production (Bcfe)	151.9	121.9	531.8	413.6

PRICES (1)
Average Produced Gas Sales Price ($/Mcf)
Appalachia	$2.94	$3.47	$3.26	$3.60
Other	$3.85	$2.78	$4.34	$3.00
Total	$2.96	$3.44	$3.28	$3.56

Average Crude/Condensate Price ($/Bbl)	$72.35	$95.57	$88.50	$101.13

WELLS DRILLED
Gross	75	47	200	181
Net	68	43	177	154
Gross success rate	100%	100%	100%	98%

(1)	These realized prices include the realized impact of derivative instrument settlements.

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Realized Impacts to Gas Pricing	$0.16	$0.16	$(0.13)	$0.13
Realized Impacts to Oil Pricing	$3.54	$1.63	$0.85	$1.48

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Operating Revenues
Natural gas	$372,085	$401,177	$1,590,625	$1,405,262
Crude oil and condensate	85,842	71,328	313,889	291,418
Gain (loss) on derivative instruments	149,742	—	219,319	—
Brokered natural gas	6,622	10,148	34,416	36,450
Other	3,713	4,810	14,762	13,148
	618,004	487,463	2,173,011	1,746,278
Operating Expenses
Direct operations	36,288	39,458	145,529	140,856
Transportation and gathering	101,614	69,817	349,321	229,489
Brokered natural gas	5,459	8,930	30,030	29,936
Taxes other than income	10,218	8,462	47,012	43,045
Exploration	8,783	5,721	28,746	18,165
Depreciation, depletion and amortization	173,765	182,030	632,760	651,052
Impairment of oil and gas properties(1)	771,037	—	771,037	—
General and administrative (excluding stock-based compensation)	14,919	11,735	61,134	52,783
Stock-based compensation(2)	6,333	10,862	21,456	51,823
	1,128,416	337,015	2,087,025	1,217,149
Earnings (loss) on equity method investments	1,262	488	3,080	1,102
Gain (loss) on sale of assets	19,855	16,750	17,120	21,351
Income from Operations	(489,295)	167,686	106,186	551,582
Interest expense	23,471	16,678	73,785	66,044
Income before income taxes	(512,766)	151,008	32,401	485,538
Income tax (benefit) expense(3)	(290,995)	73,062	(72,067)	205,765
Net Income	$(221,771)	$77,946	$104,468	$279,773
Earnings per share - Basic	$(0.54)	$0.19	$0.25	$0.67
Weighted average common shares outstanding	413,035	418,774	415,840	420,188

(1)
Includes the impairment of oil and gas properties in certain non-core fields, primarily in east Texas, due to a significant decline in commodity prices in late 2014 and management's decision not to pursue further activity in these non-core areas in the current price environment.

(2)	Includes the impact of the Company's performance share awards, restricted stock, stock appreciation rights and expense associated with the Supplemental Employee Incentive Plan.

(3)
Includes the impact of incremental deferred income tax (benefit) expense due to a change in state income tax rates used in establishing deferred state income taxes based on updated state apportionment factors in states in which it operates as a result of the composition and location of the Company’s asset base and the location of the Company’s customers. In the fourth quarter of 2014 and 2013, the Company recorded a deferred income tax benefit of $102.5 million and deferred income tax expense of $15.2 million, respectively.

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	December 31, 2014	December 31, 2013
Assets
Current assets	$413,447	$378,899
Properties and equipment, net	4,925,711	4,546,227
Other assets	98,558	55,954
Total assets	$5,437,716	$4,981,080

Liabilities and Stockholders’ Equity
Current liabilities	$499,018	$407,905
Long-term debt	1,752,000	1,147,000
Deferred income taxes	843,876	1,067,912
Other liabilities	200,089	153,661
Stockholders’ equity	2,142,733	2,204,602
Total liabilities and stockholders’ equity	$5,437,716	$4,981,080
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(In thousands)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Cash Flows From Operating Activities
Net income	$(221,771)	$77,946	$104,468	$279,773
Deferred income tax (benefit) expense	(294,006)	31,145	(112,567)	138,380
Impairment of oil and gas properties	771,037	—	771,037	—
(Gain) loss on sale of assets	(19,855)	(16,750)	(17,120)	(21,351)
Exploration expense	1,453	1	7,907	808
Unrealized (gain) loss on derivative instruments	(92,837)	—	(137,603)	—
Income charges not requiring cash	180,186	192,135	655,863	700,608
Changes in assets and liabilities	(31,022)	(26,627)	(35,550)	(73,692)
Net cash provided by operations	293,185	257,850	1,236,435	1,024,526

Cash Flows From Investing Activities
Capital expenditures	(514,891)	(351,211)	(1,479,632)	(1,194,739)
Acquisitions	(198,911)	—	(214,737)	—
Proceeds from sale of assets	35,578	308,327	39,491	323,501
Restricted cash	—	(28,094)	28,094	(28,094)
Investment in equity method investment	(9,272)	(10,251)	(38,056)	(18,875)
Net cash used in investing	(687,496)	(81,229)	(1,664,840)	(918,207)

Cash Flows From Financing Activities
Net increase (decrease) in debt	140,000	(15,000)	605,000	60,000
Treasury stock repurchases	(19,085)	(164,634)	(138,852)	(164,634)
Dividends paid	(8,260)	(8,402)	(33,278)	(25,232)
Stock-based compensation tax benefit	(7,376)	9,629	(1,375)	18,913
Capitalized debt issuance cost	—	(2,750)	(5,626)	(2,750)
Other	(1)	4	90	48
Net cash provided by (used in) financing	105,278	(181,153)	425,959	(113,655)

Net decrease in cash and cash equivalents	$(289,033)	$(4,532)	$(2,446)	$(7,336)

Selected Item Review and Reconciliation of Net Income and Earnings Per Share
(In thousands, except per share amounts)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
As reported - net income	$(221,771)	$77,946	$104,468	$279,773
Reversal of selected items, net of tax:
Impairment of oil and gas properties	486,669	—	486,669	—
(Gain) loss on sale of assets	(12,525)	(10,070)	(10,800)	(12,867)
Unrealized (gain) loss on derivative instruments	(58,564)	—	(86,803)	—
Stock-based compensation expense	3,995	6,530	13,535	31,231
Deferred income tax benefit(1)	(102,490)	—	(102,490)	—
Net income excluding selected items	$95,314	$74,406	$404,579	$298,137
As reported - earnings per share	$(0.54)	$0.19	$0.25	$0.67
Per share impact of reversing selected items	0.77	(0.01)	0.72	0.04
Earnings per share including reversal of selected items	$0.23	$0.18	$0.97	$0.71
Weighted average common shares outstanding	413,035	418,774	415,840	420,188

(1)
Includes the impact of incremental deferred income tax benefit due to a change in state income tax rates used in establishing deferred state income taxes based on updated state apportionment factors in states in which it operates as a result of the composition and location of the Company’s asset base and the location of the Company’s customers.

Discretionary Cash Flow Calculation and Reconciliation
(In thousands)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Discretionary Cash Flow
As reported - net income	$(221,771)	$77,946	$104,468	$279,773
Plus (less):
Deferred income tax expense	(294,006)	31,145	(112,567)	138,380
Impairment of oil and gas properties	771,037	—	771,037	—
(Gain) loss on sale of assets	(19,855)	(16,750)	(17,120)	(21,351)
Exploration expense	1,453	1	7,907	808
Unrealized (gain) loss on derivative instruments	(92,837)	—	(137,603)	—
Income charges not requiring cash	180,186	192,135	655,863	700,608
Discretionary Cash Flow	324,207	284,477	1,271,985	1,098,218
Changes in assets and liabilities	(31,022)	(26,627)	(35,550)	(73,692)
Net cash provided by operations	$293,185	$257,850	$1,236,435	$1,024,526
Net Debt Reconciliation
(In thousands)

	December 31, 2014	December 31, 2013
Long-term debt	$1,752,000	$1,147,000
Stockholders’ equity	2,142,733	2,204,602
Total Capitalization	$3,894,733	$3,351,602

Total debt	$1,752,000	$1,147,000
Less: Cash and cash equivalents	(20,954)	(23,400)
Net Debt	$1,731,046	$1,123,600

Net debt	$1,731,046	$1,123,600
Stockholders’ equity	2,142,733	2,204,602
Total Adjusted Capitalization	$3,873,779	$3,328,202

Total debt to total capitalization ratio	45.0%	34.2%
Less: Impact of cash and cash equivalents	0.3%	0.4%
Net Debt to Adjusted Capitalization Ratio	44.7%	33.8%